Code of Business
CONDUCT AND ETHICS

PNC
LEADING THE WAY

Our Values

In today's competitive environment, it is vital to have a clear vision and strong principles to guide our actions. Our Values convey our strengths and create a solid foundation for ethical business behavior, continued growth, and a best-in-class work environment.

> **Performance**
> We are high-energy, innovative, and confident about providing the highest levels of customer service and solutions in an industry where we are recognized for our leadership.

> **Customer Focus**
> We understand the needs and aspirations of our customers; PNC's brand promise of ease, confidence, and achievement helps us to consistently do what is right for our customers.

> **Respect**
> We trust the capabilities, character, and judgment of our colleagues and empower them to make decisions.

> **Integrity**
> We are honest and conduct business with the highest ethical standards.

> **Diversity**
> We understand the value of our differences and appreciate how diversity creates a stronger organization.

> **Teamwork**
> We work together to achieve our goals, and we celebrate the success of our co-workers.

> **Quality of Life**
> We recognize and encourage the importance of balancing professional and personal life.

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A Message to All Employees

For more than 150 years, we have demonstrated a commitment to performance and integrity. This commitment has not diminished as we have grown to become one of the leading financial services companies in America. Our Values and our Code of Business Conduct and Ethics serve as our guides to conducting business with the highest integrity and the highest ethical standards.

PNC has seven enduring core values that continue to serve us well:

Performance, Customer Focus, Respect, Integrity, Diversity, Teamwork, and Quality of Life.

Our Values, created by employees, reflect PNC's culture and help to ground us by guiding our day-to-day actions with customers and colleagues. Similarly, PNC's Code of Business Conduct and Ethics and related policies provide important guidance to conduct our daily affairs. They apply to all employees and directors of PNC. As a team, we have worked very hard to build a successful and well-respected company. We simply cannot - and will not - tolerate unethical or inappropriate behavior.

Remember, if you have a question or concern about what is proper conduct for you or anyone else, you may always talk to your supervisor, the Employee Relations Information Center ("ERIC") at 1-866-661-3742, or the Corporate Ethics Office at 412-768-8507. You may also report possible violations by calling the PNC Business Conduct and Ethics Hotline at 1-866-785-9753, where you may choose to remain anonymous.

Now more than ever, building a great company requires an unwavering commitment to the highest ethical standards:

> Living Our Values

> Executing on our brand promise of ease, confidence, and achievement

> Embracing our Code of Business Conduct and Ethics

Each of us is accountable to do the right thing.

Sincerely,

Jim Rohr

James E. Rohr
Chairman and Chief Executive Officer

Table of Contents

Our Code and Your Responsibilities

Our Commitment to Ethics and Values

PNC's Code of Business Conduct and Ethics represents our commitment to live by the ethical standards expressed in Our Values and to comply with all applicable laws and regulations. To help us understand and meet these commitments, the Code defines PNC's expectations, provides guidance, and identifies resources to help address concerns.

The Code is an important reference tool, but it cannot address every situation, nor can it describe every law, regulation, or policy that may apply in our work. PNC has additional standards and policies for which references and links are provided throughout the Code. Although these policies are not part of the Code, it is very important that you become familiar and comply with them.

The Code also includes Questions and Answers that illustrate topics discussed in the Code and may help to address concerns that commonly arise. A Glossary of Terms is included to provide definitions of certain terms used within the Code.

As you review this Code, remember that our commitment to ethics and compliance rests on the strong foundation of Our Values. Our Values are more than words. They are a reflection of who we are and how we do business. They are the standards we live by and the characteristics by which we want to be known. Living Our Values sets us apart from the competition and demonstrates that we share a unified commitment to our customers, our communities, our shareholders, and one another.

To Whom the Code Applies

The PNC Code of Business Conduct and Ethics provides the ethical guidelines and expectations for conducting business on behalf of PNC. The Code is a resource for all PNC employees and PNC's Board of Directors. It cannot address every issue that we may encounter but it does provide guidance and resources for those times when the right choice may not be clear.

Certain PNC business partners, such as vendors, agents, consultants, and other representatives, serve as an extension of PNC, and they are expected to adhere to the spirit of the Code, and to any applicable provisions, when working on behalf of PNC.

Compliance with the Law and Regulations

Given the highly regulated environment in which PNC operates, it is important that you are aware of, and never intentionally violate, relevant laws and regulations.

Violating relevant laws, regulations, or this Code, or encouraging others to do so, exposes PNC to risk, including risk to its reputation, and therefore may result in disciplinary action up to and including termination of employment.

You should understand that violations of laws or regulations may also result in legal proceedings and penalties including, in some circumstances, civil and

criminal penalties that could affect you personally in addition to a risk of adverse consequences to PNC.

You should also be alert to changes in the law or new requirements that may affect your business unit, as well as new products or services that may be subject to special legal requirements.

Employee Responsibilities

As a PNC employee, you are responsible for understanding and adhering to this Code.

> Always act in a professional, honest, and ethical manner when conducting your activities with and on behalf of PNC.

> Be familiar with the information contained in this Code and related ethics, human resources, and compliance policies. In addition, you should be well versed in any specific policies that pertain to your job responsibilities.

> Do not engage in or tolerate inappropriate harassment of, discrimination against, or bias toward another employee.

> Provide all required notifications and obtain necessary approvals. If you are in doubt as to whether or not notification or approval is required in a particular situation, seek guidance from your supervisor, manager, or the Corporate Ethics Office.

> Never ask another employee to do something that would be prohibited by this Code.

> Cooperate and provide honest and accurate information in investigations, regulatory examinations, audits, and similar types of inquiries.

> Promptly report concerns about possible violations of laws, regulations, or this Code, whether it be by a colleague, customer, or vendor, to the appropriate individuals. The section of the Code titled "Asking Questions and Raising Concerns," found on page 7, details several methods by which you can report your concerns.

> Complete required Code of Business Conduct and Ethics training in a timely manner and keep up-to-date on current standards and expectations.

Additional Responsibilities of PNC Leadership

If you are in a leadership position at PNC, you have additional responsibilities.

> Create a work environment where ethical business conduct is recognized and valued.

> Never permit or ask an employee or anyone acting on behalf of PNC to do something that would be prohibited by this Code.

> **Q:** In my country, our local laws differ from the standards in PNC's Code of Business Conduct and Ethics. What should I do?

> **A:** If you believe local laws conflict with the Code or related policies, please discuss the issue with the Corporate Ethics Office.

> **Q:** My business unit sets various goals that we are asked to achieve. Sometimes I feel pressured to violate the Code to achieve these goals. Is this acceptable?

> **A:** No. While successful businesses set high goals and employees strive to achieve them, you should never violate the Code of Business Conduct and Ethics or PNC policies to achieve your goals.

- Be a resource for employees. Communicate to employees about how the Code and related policies apply to their daily work.
- Serve as a role model for the highest ethical standards and work to create and sustain a culture of Integrity.
- Be proactive. Take reasonable actions to prevent and identify misconduct within your work group and report any situation that might impact the ability of employees to act ethically.
- Create an environment where employees feel comfortable asking questions about, and reporting potential violations of, this Code and PNC policies.
- Be aware of the limits on your authority and do not take any action that exceeds those limits. Delegate authority only where permissible under corporate policies and otherwise appropriate.
- Take prompt corrective action to remedy business conduct that is inconsistent with this Code or related policies.

Protection from Retaliation

Retaliation is a serious violation of Our Values and this Code. Regardless of the conduct you report and method of reporting you choose, PNC will not tolerate any employment discrimination or retaliation because you made a good faith report of an alleged violation of this Code or PNC policies.

Allegations of retaliation will be investigated and appropriate action will be taken. This may include disciplinary action up to and including termination of employment for those responsible for retaliation.

If you believe that you or someone you know has been retaliated against for raising an ethics concern, contact the Corporate Ethics Office or call the PNC Business Conduct and Ethics Hotline.

Waivers and Exceptions

From time to time, PNC may amend or waive certain provisions of this Code. If you believe that a waiver may be appropriate, discuss the matter with the Corporate Ethics Office.

The Corporate Ethics Office also has responsibility for interpretation of the provisions of this Code and their applicability.

In the case of directors and executive officers, any proposed waiver or exception must be approved not only by the Corporate Ethics Office but also by the Audit Committee of PNC's Board of Directors. PNC will disclose publicly waivers or exceptions granted to directors and executive officers to the extent required by law or the rules of the New York Stock Exchange.


THE NEWSPAPER TEST
Making the Right Choice
If you're faced with a dilemma and you're not sure what to do, ask yourself:
> Is it legal?
> Is it appropriate and honest?
> Am I acting consistent with PNC's Values?
> Could I defend my actions if they appeared in the newspaper?

Asking Questions and Raising Concerns

Most of your concerns can be resolved by working with your supervisor or manager, but you also have the option to ask questions or report issues and concerns by contacting:

- The Corporate Ethics Office at **412-768-8507**
- The PNC Business Conduct and Ethics Hotline at **1-866-785-9753**
- The Corporate Ethics Office Mailbox at **Corporate.Ethics.Office@pnc.com**

PNC's Business Conduct and Ethics Hotline is an attended line, managed for PNC by The Network, an independent company that provides reporting services for hundreds of companies worldwide. It is available 24 hours a day, seven days a week.

You may remain anonymous, and whether or not you give your name, your call will not be recorded. Information received by The Network is relayed to PNC's Corporate Ethics Office for further investigation and review as appropriate.

Please note that if you are a PNC employee working outside the United States, a separate PNC Business Conduct and Ethics Hotline has been established for your use. This phone number is available in the country-specific information that has been provided to you.

In addition, there are other resources at PNC through which you may also report issues, concerns, or violations of the law or this Code:

- The Employee Relations Information Center (ERIC) at **1-866-661-3742**
- Any representative of the Legal Department

Remember: You have an obligation to report any unethical business conduct and any known or suspected violation of the Code of Business Conduct and Ethics or any other PNC policy. An issue cannot be addressed unless it is brought to someone's attention.

> **Q:** Our manager typically does nothing when concerns about potential misconduct are brought to her attention, and I believe she has made things difficult for co-workers who have raised issues. Now I have a problem: a co-worker is doing something that I believe to be ethically wrong. What should I do?

> **A:** Speak up. Our Code says that you should report misconduct of which you are aware and that you can do so without fear of retaliation for good-faith reporting. While starting with your direct manager is often the best way to address concerns, if you do not believe that it is appropriate or do not feel comfortable doing so, you should talk to another member of management, Employee Relations, or the Corporate Ethics Office. Also, if you wish to remain anonymous, you may call the Business Conduct and Ethics Hotline at 1-866-785-9753.

> **Q:** As a teller in one of PNC's branch offices, sometimes customers will ask me to give them my opinion on investment or tax matters. Is it alright for me to do so?

> **A:** No, it is not. You should never give advice in fields where you lack professional qualifications or where that advice is not part of your job responsibilities. However, you can refer the customer to an appropriate business partner at PNC.

Acting in the Best Interest of Our Customers and the Public

Fair Dealing

We endeavor to deal fairly with our customers, suppliers, competitors, and employees. All employees are expected to meet these obligations and maintain the highest standards of honesty and integrity.

In our dealings with customers and the public, we must never take unfair advantage through manipulation, abuses of Confidential Information, or misrepresentation of material facts.

Employee Responsibilities | Fair Dealing

- Never request or accept any kickbacks, or other inappropriate personal benefits from a current or prospective customer or supplier.
- Never use a customer's money or property in any way that is not authorized by the customer and by PNC.
- Do not engage in personal financial transactions with customers, suppliers, or any other PNC business partner unless the transaction is with a family member or other person with whom you have a relationship established outside of your PNC employment.
- Always award contracts and purchase goods and services solely in accordance with legal requirements and in the best interest of PNC.

Conflicts of Interest

We are expected to make sound business decisions in the best interests of PNC, undistorted by personal interests. A conflict exists when personal interests influence decisions that should be made solely on behalf of PNC or its clients.

We must never use our position at PNC for inappropriate personal gain or advantage to us or a member of our family. Any situation that creates a conflict of interest between personal interests and the interests of PNC should be avoided. Conflict of interest situations that cannot be avoided must be disclosed and approved by the Corporate Ethics Office.

Conflicts of interest expose our personal judgment and that of PNC to increased scrutiny and criticism and can undermine our credibility and the trust that others place in us. This may be so, even if there is an appearance of a conflict. Because it is impossible to describe every potential conflict, PNC relies on each of us to exercise sound judgment, to seek advice when appropriate, and to adhere to the highest standards of Integrity.

Employee Responsibilities | Conflicts of Interest

- Never allow your judgment or actions to be compromised by personal interests. Be mindful of the appearance of conflicts of interest.
- Always seek to make business decisions in the best interest of PNC.

- Always identify and manage conflicts according to policies and regulatory requirements, and bring conflicts or situations reasonably likely to lead to conflicts to the attention of your supervisor, manager, or the Corporate Ethics Office.
- Be mindful of how personal activities, such as taking a second job, potentially can lead to conflicts.
- Proactively address situations that may put your interests or those of a family member in conflict with PNC.
- When in doubt, disclose to the Corporate Ethics Office.

Various business units have specific policies regarding conflict of interest situations, and additional rules are applicable to certain senior executives and directors. You are responsible for knowing and complying with the relevant policies applicable to you. If you have any questions or concerns, contact the Corporate Ethics Office.

Self Dealing

We have a responsibility not to take corporate opportunities for ourselves and not to compete with PNC. Business opportunities that arise because of our position at PNC, or by using corporate property or information, belong to PNC.

Employee Responsibilities | Self Dealing

- Do not use your PNC position or authority if others may reasonably believe that your business decision is affected by your personal interests, including the interests of relatives and friends. Examples of these situations include:
  - Do not engage in transactions on behalf of PNC with a supplier or a customer in which you or an Extended Family Member has a significant personal or financial interest.
  - Do not transact business on behalf of PNC with respect to your own accounts, Extended Family Member accounts, or accounts for anyone whose close relationship with you may reasonably be viewed as creating a conflict of interest (this includes both financial and non-financial transactions).

Insider Trading

Anyone who possesses material non-public information ("Inside Information") concerning any company is prohibited from trading in that company's Securities. Inside Information is information that:

- Relates to an issuer of Securities, such as information about its business operations or Securities, if a reasonable investor would consider the

> **Q:** A long-time supplier of PNC who is also a friend offered to lend money to me for a down payment on some land. We have discussed and agreed on the terms of the repayment. Is this a problem?

> **A:** It could be a problem. You may not accept a loan of money from a supplier with whom you interact on behalf of PNC. It may appear to others to be an effort to influence your judgment. Also, regardless of your intentions, the loan may create the potential for a conflict among your interests, the supplier's interests, and those of PNC. You should discuss this situation and other situations where you believe that there is at least an appearance of a conflict of interest with the Corporate Ethics Office.

> **Q:** An officer of one of PNC's clients told me confidentially that his company was about to be awarded a new and very lucrative contract. He suggested I buy some of the company's stock. A number of people at the company know about the deal. Would it be wrong if I bought some shares?

> **A:** Yes, it would be wrong. The information you received appears to be material and non-public. You must not trade now that you know, nor can you "tip" someone else in order for them to trade.

information important in determining whether to buy, sell, or hold such Securities; and

- Has not been disclosed to the public.

Remember: The test for insider trading is whether you were aware of Inside Information at the time of the trade, not whether you actually used the information in deciding to trade. You should also keep in mind that rumors circulating in the market do not necessarily mean that the underlying information is public.

The Corporate Ethics Office, along with Compliance and executive management for each business function, designates certain employees as Restricted Employees. Restricted Employees are subject to special reporting requirements related to their Securities trading activities. In addition, some Restricted Employees will be subject to Pre-Clearance requirements. Employees will be notified by the Corporate Ethics Office and/or Compliance if they are designated as a Restricted Employee, and they will be provided with additional information on the particular restrictions to which they will be subject.

Remember: If you pass Inside Information on to someone who trades in Securities related to the information (sometimes referred to as "tipping"), or even if you simply recommend the Securities (without sharing the actual information), you may be legally liable.

Employee Responsibilities | Insider Trading

You must obtain Pre-Clearance from the Corporate Ethics Office for the following types of Personal Investment Transactions on your behalf or on behalf of a member of your Immediate Family:

- A transaction that is made available to you or your Immediate Family Member because of your position with PNC.
- An investment in a non-publicly traded entity in which PNC also holds an equity interest.

In addition, you or your Immediate Family Members must comply with all applicable securities rules and regulations and the following:

- Do not trade while in possession of Inside Information.
- Do not disclose Inside Information to any other person unless permitted to do so to advance legitimate PNC business interests (and pursuant to appropriate confidentiality restrictions).
- Do not advise others to buy, sell, or hold Securities when you have Inside Information.

- Do not engage in Day Trading or Short Selling of PNC or BlackRock Securities.
- Never engage in transactions in any derivative of PNC Securities, including buying and writing options.
- Be aware that you may be restricted from using PNC Securities to meet a margin call or satisfy a loan secured by PNC Securities, if the Securities were to be liquidated while you are aware of Inside Information.

Consult the policy entitled **Personal Investment Transaction Rules for All Employees** available on the Ethics site of the PNC intraweb for additional information.

For Restricted Employees, consult the policy entitled **Restricted Employees Investment Transaction Rules** available on the Ethics site of the PNC intraweb for additional information.

Outside Employment

Other Employment, including self-employment, generally is permitted and does not require prior approval from the Corporate Ethics Office provided that the Other Employment does not:

- Interfere with your PNC job responsibilities or schedule.
- Create a conflict of interest or the appearance of a conflict of interest.
- Result in competition with any of PNC's business activities, including offering similar products or services.
- Involve using PNC property or using the time of other PNC employees during working hours.
- Involve actively soliciting PNC customers or PNC employees while working at PNC.
- Involve preparation, audit, or certification of documents pertaining to PNC business.

Employee Responsibilities | Outside Employment

- In all cases, you must obtain written approval from your supervisor or manager prior to engaging in Other Employment.

Consult the policy entitled **Other Employment** available on the Ethics site of the PNC intraweb for additional information, including specific examples of Other Employment that may create a conflict of interest and require approval from the Corporate Ethics Office.

> **Q:** I have an opportunity to serve as an expert witness. May I accept the offer?

> **A:** Serving as an expert witness or advisor or providing technical assistance in litigation generally takes a significant amount of time and may create a conflict of interest with PNC's policies and practices. It may also put you in a position where your opinion might conflict with that of PNC. For these reasons, you must obtain advance written approval from the Corporate Ethics Office. In addition, if you are permitted to accept the offer, you must not use or distribute any materials or products developed as part of your responsibilities with PNC without approval from PNC's Legal Department.

> **Q:** I serve as the treasurer for a civic organization that is applying for a loan from PNC. I have been asked to help prepare some financial statements that may be needed as part of the application. Is this a conflict?

> **A:** Yes, it is a conflict. You cannot prepare documents that may be used by PNC in underwriting the loan. In addition, you must recuse yourself from any discussions or decisions involving PNC business, whether it is this loan or any other services PNC may provide, such as investment advisory or treasury management services.

Outside Director, Officer, and Trustee Positions

PNC encourages employee involvement in our communities.

Serving as an officer or board member of a local cultural, social service, or other not-for-profit organization generally does not require approval from the Corporate Ethics Office. However, if an employee believes that a conflict may exist between serving on such board and their role at PNC, they should contact the Corporate Ethics Office.

Service as an officer or board member of a for-profit company generally requires the approval of the Corporate Ethics Office.

Employee Responsibilities | Outside Director, Officer, and Trustee Positions

- When a transaction involving PNC is discussed by an outside organization where you serve as an officer or director, you should disclose your relationship with PNC and not participate in any discussion of or decision about the transaction.
- Special care should be taken when the organization has a banking relationship with PNC. The Corporate Ethics Office can provide guidance in these situations.

Consult the policy entitled **Outside Director, Officer, and Trustee Positions**, available on the Ethics site of PNC's intraweb for additional information.

Trust

Transactions with PNC

Employees and their families are encouraged to use PNC for their personal financial services. Such services are to be provided on the same terms that they are available to the general public or to all employees in your market, all employees in your business, or all similarly situated employees.

Any business arrangements, such as the sale or lease of property or services between PNC and PNC employees or their Immediate Family Members, must be pre-approved by a supervisor or manager and the Corporate Ethics Office.

Inheritances and Fiduciary Appointments

There are very few circumstances when it is permissible to accept inheritances from or fiduciary appointments by or on behalf of PNC customers. All inheritances and fiduciary appointments involving PNC customers must be approved in advance by the Corporate Ethics Office.

Employee Responsibilities | Inheritances and Fiduciary Appointments

> Unless the customer is a family member or personal friend whose relationship with you was established outside your PNC employment, you must try to discourage a PNC customer from leaving you an inheritance or appointing you as a fiduciary, if you have knowledge of the inheritance or appointment; and you must promptly report this potential inheritance or appointment to the Corporate Ethics Office upon learning of it.

> Neither you, nor any of your Immediate Family Members, may receive an inheritance from a customer unless:

  > The customer is a family member, or

  > Your relationship with the customer was established outside your PNC employment, and the Corporate Ethics Office determines that you may accept the inheritance.

> Neither you, nor any of your Immediate Family Members, may accept an appointment as a customer's executor, trustee, attorney-in-fact, or other fiduciary unless:

  > The customer is a family member, or

  > Your relationship with the customer was established outside your PNC employment, and the Corporate Ethics Office determines that you may accept the appointment.

> You may not act as a co-fiduciary with PNC Bank, or any bank affiliated with PNC, and be compensated without prior approval from the Corporate Ethics Office.

> **Q:** My manager's friend is a freelance graphic designer. Whenever we need some design work, my manager calls her friend and, thereafter, she always receives the business. The friend creates a good work product, but I have always wondered if this is appropriate.

> **A:** Your manager's approach is creating an appearance of impropriety. However, you may not have all the facts. It may be that your manager's friend is an approved vendor and has gone through all the necessary selection and approval processes. If you are comfortable doing so, you should discuss this matter with your manager, but if you do not feel comfortable doing so, contact the Corporate Ethics Office.

> **Q:** One of my customers presented to me a small gift of cash on my birthday to thank me for all of the extra time that I spent with her account this past year. Is it appropriate to accept this one-time gift?

> **A:** No. It is never appropriate to accept cash in any form or amount as a gift from a customer.

Gifts and Entertainment

GENERAL PRINCIPLES

Appropriate gifts and entertainment can help strengthen business relationships, but these business courtesies must never improperly influence business decisions, and they must always be given and received in accordance with our policies and the law. This section of the Code provides guidance on giving or receiving gifts or entertainment, or anything else of value, to or from anyone doing or seeking to do business with PNC. Consult the policies entitled **Gifts** and **Business Entertainment** available on the Ethics site of the PNC intraweb for additional guidance on giving or accepting a gift or business entertainment. The term "gift" is defined broadly to include gifts and other things of value.

Neither you nor your Immediate Family Members may ask for or accept a gift from anyone doing or seeking to do business with PNC, if the gift is for the purpose of influencing or rewarding you in connection with any business decision or transaction involving PNC, or, to a reasonable person, the gift would present the appearance of an attempt to influence or reward you in connection with any business decision or transaction involving PNC. Importantly, it is unnecessary for the gift to be in exchange for some action by you to be improper. You may not accept a gift that is or, to a reasonable person, appears to be an attempt to reward you for any action you took as a PNC employee, even if you would have taken the same action without regard to the gift.

You may accept a gift from or give a gift to a person doing or seeking to do business with PNC when the gift is based on a family or personal relationship that exists independently of any PNC business.

If you are giving a gift to a customer and expect reimbursement, you should consult the guidelines in the **PNC Expense Reimbursement Policy**. However, regardless of whether you are seeking reimbursement, your gifts to customers and their Immediate Family Members should be of a reasonable and customary value, and must comply with applicable law.

BUSINESS ENTERTAINMENT

In addition to the principles set out above, employees may accept or provide business entertainment, including meals and refreshments, only if such entertainment is common in their particular business and the cost of the entertainment is of reasonable and customary value. The purpose should be to discuss business or foster business relationships.

Entertainment provided by others must be commensurate with the recipient's job responsibilities and should not be lavish or extravagant under the circumstances. As a general rule, the value should not exceed what PNC would normally reimburse as an appropriate business expense.

When travel arrangements and/or accommodations are to be paid for by a customer or vendor, you must obtain prior approval from the Corporate Ethics Office, unless the customer or vendor is a family member or personal friend whose relationship with you was established outside your PNC employment.

GIFTS AND ENTERTAINMENT - GOVERNMENT OFFICIALS

Special care must be taken when providing gifts, meals, or entertainment to foreign or U.S. federal, state, or local government employees, as well as officials or employees of government-owned or controlled enterprises. There may be additional restrictions or prohibitions. Consult the policy entitled **Gifts to and Entertainment of Government Employees** available on the Ethics site of the PNC intraweb for additional information.



GIFTS AND ENTERTAINMENT - ADDITIONAL RESTRICTIONS

Employees of a PNC broker dealer affiliate are subject to the policy imposing more restrictive gift rules as a result of securities industry regulation.

Guidance for providing gifts, meals, and business entertainment to union recipients is included in the policy entitled **Gifts to and Entertainment of Union Recipients** available on the Ethics site of the PNC intraweb.

Respect

Protecting Our Information and Assets

> **Q:** At the very end of the last quarterly reporting period, my supervisor asked me to record additional expenses even though I had not received the invoices from the vendor and the work had not started. I agreed to do it, mostly because I know that she has been under a lot of pressure in explaining delays. I also did not think it really made a difference since we were all quite certain that the work would be completed in the next quarter. Now I wonder if I did the right thing.

> **A:** No, you did not. Costs must be recorded in the period in which they are incurred. The work was not started, and the costs were not incurred at the date you recorded the transaction; it was, therefore, a misrepresentation and, depending on the circumstances, could amount to fraud.

Creating Business Records

Business records should always be prepared honestly and accurately. We must never be dishonest or deceptive in creating or maintaining PNC records, or otherwise attempt to mislead PNC customers, management, auditors, or regulators.

We are responsible for helping ensure that the information we record, process, and analyze is accurate, and recorded in accordance with applicable legal or accounting principles. We also need to ensure that it is made secure and readily available to those with a need to know the information on a timely basis.

PNC is a publicly traded company. We make filings with the SEC and other public disclosures about our business performance and financial results. These disclosures must be full, fair, accurate, timely, and understandable. We must not mislead investors. Employees with a role in the preparation of our public disclosures have a special responsibility to help us meet these standards and other legal requirements relating to public disclosure. PNC has adopted disclosure controls and internal controls over financial reporting to assist in satisfying this responsibility. Employees with a role in the operation or evaluation of these controls are responsible for helping assure their operation and effectiveness.

Remember: We are all responsible for bringing any evidence of fraud in accounting, financial reporting, or internal controls to the attention of a manager, supervisor, or the Corporate Ethics Office.

Employee Responsibilities | Creating Business Records

Most of us participate to some extent in recording, processing, or analyzing financial or other information, or in the review and audit of these activities. These processes exist to assist in business decision-making and the evaluation of PNC's performance by PNC's Board and senior management. They are also necessary to ensure compliance with legal and other requirements pertaining to the retention of information and its disclosure to others, including to investors and regulators.

- Never make, or ask others to make, a false or misleading entry or report. This applies whether the report is financial or non-financial or for internal or external use.
- Always record business transactions and payments accurately and in accordance with PNC policies.
- Never use or transfer PNC funds for any purpose that would be in violation of any law, regulation, or PNC policy.
- If you have any questions or concerns about PNC's financial records, internal accounting controls, or audit practices, discuss the matter with your supervisor, manager, or the Corporate Ethics Office.

Document Retention

We are required to maintain accurate books and records of our business activities consistent with legal requirements and business needs. Each of us is responsible for the integrity of the information and records under our control. We also should be familiar with any recordkeeping procedures that apply to our business function.

Legal restrictions may also require you to retain documents beyond the normal period.

PNC's **Corporate Records Management Intranet Site** provides guidelines on record retention.

Confidential Information

Safeguarding confidentiality is a fundamental obligation for everyone at PNC. While employed by PNC, we may have access to Confidential Information about PNC, our customers, shareholders, colleagues, or suppliers. Use Confidential Information only for legitimate business purposes and never disclose it to anyone who is not entitled to it.

Remember: Each of us has an obligation to safeguard information and prevent its unauthorized disclosure. As a general rule, you should assume all information learned on the job is confidential.

EMPLOYEE PRIVACY

PNC respects the confidentiality of the personal information of employees. This includes employee medical and personnel records. Access to personal information is only authorized when there is a legitimate and lawful reason, and access is only granted to appropriate personnel.

Requests for confidential employee information from anyone outside PNC under any circumstances must be approved in accordance with our policies.

It is important to remember, however, that employees should have no expectation of privacy with regard to normal course workplace communication or any personal property brought onto PNC premises or used for PNC business.

> **Q:** I have just joined PNC as a new employee. May I bring with me to PNC the confidential information that I developed while working for my prior employer?

> **A:** No. Doing so would be a violation of this Code, probably your obligations to your former employer, and possibly even be against the law. You must protect your past employer's confidential information just as PNC employees are obliged to protect our Confidential Information. Similarly, if you leave your employment at PNC, you are prohibited from taking Confidential Information with you.

> **Q:** I recently met a former PNC employee who is now a consultant. During our conversation, it became clear to me that she has kept copies of manuals and computer files from projects on which she worked while she was with PNC. I think the information is the company's property. Is it? What should I do?

> **A:** You may be correct. The information may be the property of PNC and if so, she should not have kept it after her employment ended. At the very least, it appears that she may have violated her obligation under our Code. You should contact your supervisor, manager, or the Corporate Ethics Office. They will follow up to see if additional steps should be taken.

CUSTOMER AND CLIENT CONFIDENTIALITY

PNC is committed to protecting Confidential Information about our clients and customers. We follow all applicable laws and regulations directed toward privacy and information security.

We must safeguard all Confidential Information our clients and customers share with us by ensuring that their information is used only for the reasons for which the information was gathered or other reasons allowed by law and that their information is only shared with authorized individuals. When we use other companies to provide services for us, we require them to protect the confidentiality of information they receive.

Remember: You should be familiar with PNC's **Customer Privacy Policy**, as well as with any privacy policy of your business unit.

Employee Responsibilities | Confidential Information

As an employee of PNC, you are expected to protect Confidential Information from unauthorized access and disclosure and use it only as directed.

- Do not attempt to access Confidential Information unless you have a legitimate PNC business reason for doing so. Do not attempt to gain access to information you do not need to perform your job.
- Do not disclose Confidential Information to a PNC colleague, unless they have a need to know such information in connection with their PNC responsibilities.
- Never disclose customer information outside PNC to anyone other than the customer unless such disclosure has been approved by the Legal Department, is in response to proper legal process or regulation or as required by law, or has been permitted by the customer.
- Never use Confidential Information for personal financial gain or to compete with PNC.
- Take appropriate steps to ensure the security of Confidential Information.

Consult the policy entitled **Protect Confidential Information from Unauthorized Use** available on the Technology & Processing site of the PNC intraweb for additional information.

Remember: Avoid discussing Confidential Information in places where you may be overheard – this includes public and non-public areas, such as PNC's elevators or hallways.

Intellectual Property

PNC intellectual property consists of any inventions, business ideas, or information that PNC owns, such as unique products, methodologies, and our business strategies. PNC owns all inventions that are made using PNC's systems and property or that are developed during your time working at PNC.

We protect our intellectual property through patents, trademarks, and copyrights. Each of us is required to safeguard the Confidential Information and trade secrets belonging to PNC and its business partners. Doing so helps ensure that we reap the full benefit of our efforts and that we keep our commitments to our business partners.

Employee Responsibilities | Intellectual Property

- Never improperly use PNC intellectual property. Never disclose non-public intellectual property without approval from the Legal Department.
- Do not use PNC resources or time to create or invent something unrelated to PNC's business, such as writing a book using your PNC computer.
- Never use a previous employer's intellectual property without that company's permission.
- Never use or copy software or licensed information, except as specified in the licensing agreement.

Consult the **Intellectual Property** policies on the Legal Department site of the PNC intraweb for additional information.

Protecting Company Assets

To best serve our customers and shareholders, it is our responsibility to care for and use our resources. All employees are responsible for using good judgment to ensure that PNC's assets are not lost, stolen, or wasted and are used to further PNC's legitimate business purposes.

PNC property is meant solely for company business, though incidental personal use, such as domestic telephone calls, appropriate personal use of e-mail, minor photocopying, printing, or computer use is permitted unless your business unit has different rules.

Be aware that PNC reserves the right to search all corporate property, as well as anything brought onto or taken from corporate premises (including employee personal possessions).

Remember: Corporate property includes PNC's physical facilities, office supplies and furnishings, products and services, technologies and processes, Confidential Information, files and documents, U.S. Mail delivered to a PNC address, e-mail, and inventions by employees related to PNC's business or created using PNC facilities or time.

Employee Responsibilities | Protecting Company Assets

- Use corporate property only to further PNC's business.
- Never use corporate property for improper personal gain or benefit.

> **Q:** I am not sure when I am permitted to disclose Confidential Information outside PNC. Is there a procedure that I need to follow?

> **A:** You may never disclose Confidential Information unless (1) the individual or organization to which the information relates gives written consent, (2) the disclosure is authorized by a member of the Legal Department, or (3) the disclosure is in response to proper legal process or regulation or as required by law. If you are unsure about whether to disclose information inside or outside of PNC, contact your supervisor, your business unit's privacy coordinator, PNC's Privacy Director, or the Corporate Ethics Office.

> **Q:** I sometimes receive e-mails from friends outside PNC that I find amusing but others may think are offensive. What should I do with these?

> **A:** Even if you are not offended, you should delete these e-mails and not show or send them to anyone — including sending it to yourself at another e-mail address. You should advise your friends that it would be prudent not to send these types of e-mails to your work e-mail address.

Proper Use of Electronic Media

Electronic Media, such as telephones, fax machines, personal computers, data storage units or thumb drives, voice mail, and pagers are provided to employees to enable us to do our job at PNC. Each of us has a responsibility to protect these systems and the data that is contained on them from misuse, improper access, damage, and theft.

Even when use of PNC's Electronic Media for limited personal purposes is permitted, such use is not private. Anything sent or received using PNC's Electronic Media may be reviewed by PNC and others at its discretion and direction.

Remember: Be just as careful and professional with e-mails, instant and text messaging, and other similar forms of communication as you would when writing a formal letter.

Employee Responsibilities | Proper Use of Electronic Media

- Never use Electronic Media to initiate, save, or send items that are hostile, harassing, offensive, threatening, or otherwise inappropriate.
- Do not use Electronic Media to initiate, save, or send chain letters or other widespread non-business distributions.
- Do not use Electronic Media to initiate or participate in any malicious, unauthorized, or fraudulent use of company resources.
- Think before you use PNC Electronic Media for non-business purposes and comply with the policies of your business unit.

Consult the policy entitled **Electronic Media** available on the Ethics site of the PNC intraweb for additional information.

Remember: The unauthorized transmission of company data, access to inappropriate internet sites, and the transmission of inappropriate e-mails are examples of misuse of technology.

Integrity

Communicating with the Public

Only authorized persons approved by our Corporate Communications Department can provide information to investors, analysts, and the media.

Unless authorized, do not give the impression that you are speaking on behalf of PNC in any communication that may become public. This includes on-line forums, blogs, chat rooms, and bulletin boards. This policy also applies to comments to journalists about specific matters that relate to our businesses, as well as letters to the editor and endorsements of products or services.

Employee Responsibilities | Communicating with the Public

- Never respond to media inquiries or initiate contact with the media about PNC and its business, unless specifically authorized to do so by our Corporate Communications Department.
- Be alert to situations in which you may be perceived to be representing or speaking on behalf of PNC. You should make it clear in presentations and speeches that you are not representing PNC, unless you are specifically authorized to do so.

Consult the policy entitled **Communicating with the Public** available on the Ethics site of the PNC intraweb for additional information.

> **Q:** I have heard that my e-mail and internet access are being monitored. Is that true?

> **A:** While at work or using PNC systems, e-mail and internet access are property of PNC and may be monitored.



Following Laws and Regulations

Operating as a Regulated Company

Given the highly regulated environment in which PNC operates, we must be vigilant in meeting our responsibilities to comply with relevant laws and regulations. It is our policy to cooperate with our regulators and to respond to their requests for information in an appropriate fashion.

We should be alert to any changes in the law or new requirements that may affect our business unit and be aware that new products or services may be subject to special legal and/or regulatory requirements.

If we become aware of any significant regulatory or legal concerns, we must bring them to the attention of our supervisor, manager, the Legal Department, or the Corporate Ethics Office.

Employee Responsibilities | Operating as a Regulated Company

> During an inspection or examination, do not mislead regulators, including by concealing, altering, or destroying documents responsive to their requests. Your reply to regulators must be responsive, factual, and accurate.

> Notify your supervisor, manager, or the Regulatory Affairs Department if regulators express concern about a transaction or product.

> If your job responsibilities do not include regular interaction with regulators, you should report all regulatory inquiries to your manager.

Antitrust and Fair Competition

Antitrust and fair competition laws are intended to prohibit practices that restrain trade or limit free and fair competition. They include provisions against conspiracies to fix prices, attempts to achieve or maintain monopoly power, or other agreements between competitors that divide markets or limit competition.

PNC competes vigorously in all its business lines, but in compliance with antitrust and fair competition laws that apply in the markets in which we operate.

Antitrust laws prevent the use of inappropriately obtained competitor information. At PNC, we use available literature and other publicly available sources to understand business and industry trends. We do not allow the use of competitor confidential information, nor do we share our own competitively sensitive business information with rival firms.

Remember: Antitrust laws are complex. If you have questions or if you believe an activity undertaken by PNC may be viewed as restraining fair competition, consult with the Legal Department.

Employee Responsibilities | Antitrust and Fair Competition

> Never share information with a competitor about our or their customers, pricing, bids, or market strategies.

> Never discriminate unfairly in terms of price or services between similarly situated customers.

- Never enter into any of the following types of agreement with our competitors that restrict free trade:
  - Agreements to fix, set, raise, or lower prices, fees, interest rates, or any other business terms.
  - Agreements to allocate markets, clients, territories, or locations.
  - Agreements to boycott or refuse to deal with third parties.
- Always consult the PNC Legal Department if you have any questions about compliance with antitrust or fair competition laws.

Political Involvement

Each of us has the right to voluntarily participate in the political process. However, due to complex requirements that vary from state to state and that may differ depending on local jurisdiction, there are specific guidelines for pre-approval before contributions may be made and before a decision is made to campaign for or accept public office.

HOLDING OR CAMPAIGNING FOR POLITICAL/PUBLIC OFFICE

Campaigning, holding a public office, or running for re-election requires prior approval from the Corporate Ethics Office. This is necessary because of the complexity of relevant laws and regulations. For example, occupying a governmental position (whether elected or not), may trigger conflict of interest laws, which in some jurisdictions may prohibit PNC from engaging in business with that jurisdiction.

In all cases, when a PNC employee campaigns for or seeks appointment to a public office or serves as a member of a candidate's political campaign committee, an employee does so as an individual and not at the request of or as a representative of PNC.

POLITICAL CONTRIBUTIONS AND POLITICAL SPENDING

U.S. law and certain states and other jurisdictions prohibit corporations from making political contributions. PNC will not make corporate contributions that are prohibited under applicable law, and under no circumstance will PNC reimburse or compensate anyone for his or her political contributions.

Because laws and regulations governing personal contributions and corporate political activities and spending are complex, please refer to the **Political Activities** policy available on the Ethics site of the PNC intraweb for additional information on each of the following circumstances:

- Use of corporate funds or PNC assets and property, including office space, computers, or personnel, in connection with any political activity, including your voluntary support.
- Permitting political posters, signs, or campaigning on PNC property.

> **Q:** What is covered by PNC's policy on political spending?

> **A:** Political spending includes monetary contributions, as well as indirect contributions such as the purchase of tickets to a political fundraiser. The policy also applies to "in-kind" contributions such as the use of corporate personnel or facilities, or payment for services.

> **Q:** Does PNC have a PAC or Political Action Committee?

> **A:** Yes it does. PNC maintains federal and state Political Action Committees, which enable officers to make contributions to candidates for elected office. Nothing in this Code is intended to prohibit the activities of the PACs or the ability of eligible employees to participate in them.

- Personal political contributions, due to the limitations in some jurisdictions placed on contributions made individually or in aggregate by employees.
- The solicitation or direction of a political contribution by an employee registered or otherwise associated with a PNC affiliated broker dealer.

Employee Responsibilities | Political Involvement

- Before beginning a campaign for public office or accepting such a position, you must obtain prior approval from PNC's Corporate Ethics Office. The Corporate Ethics Office will provide you with additional information on your responsibilities.

Consult the policy entitled **Campaigning for or Holding Political/Public Office** available on the Ethics site of the PNC intraweb for additional information.

Consult the policy entitled **Political Activities** available on the Ethics site of the PNC intraweb for a schedule of jurisdictions where Pre-Clearance is required for personal political contributions by you and your Immediate Family Members.

Before committing PNC to any corporate political spending, refer to the **Political Activities** policy and seek approval from the Government Affairs Office.

Global Trade and Anti-Corruption

Regulations concerning global trade are complex and often change. For these reasons, it is important that employees who travel internationally, or who provide services or information across national borders, remain up-to-date on relevant laws, regulations, and our policies.

TRADE SANCTIONS, EMBARGO PROGRAMS, AND ANTI-BOYCOTT LAWS

In compliance with U.S. trade sanctions and embargo programs, PNC employees are prohibited from conducting business with designated governments and individuals (such as suspected terrorists and narcotics traffickers), as well as with individuals and entities that are located in, or are nationals or agents of, particular countries.

PNC employees must also comply with U.S. anti-boycott laws that prohibit participation in boycotts unless sanctioned by the U.S. government.

Consult with the Legal Department if you have any international activities that may be subject to these laws.

ANTI-CORRUPTION AND BRIBERY

The United States and many other countries have laws that prohibit bribery and other improper payments. No PNC employee, agent, or independent contractor acting on our behalf may offer or provide bribes or other improper benefits in order to obtain business or an unfair advantage.

Payments that are intended to improperly influence must never be made to a government official or employee. Government officials may include

senior management of enterprises that are owned in whole or in part by a foreign government.

Consult the **Foreign Corrupt Practices Act Policy Guidelines** available on the Ethics site of PNC's intraweb for additional information on payments to foreign government officials.

Remember: Perform due diligence and always know your customer, business partner, intermediary, and any entity through whom we conduct our business.



Anti-Money Laundering

Money laundering is a global problem with far-reaching and serious consequences. Money laundering is defined as the process of converting illegal proceeds so that funds are made to appear legitimate, and it is not limited to cash transactions. Involvement in such activities undermines our integrity, damages our reputation, and can expose PNC and individuals to severe sanctions.

PNC takes seriously its obligation as a financial services provider to help prevent money laundering and to ensure that all relevant laws and regulations are strictly enforced. PNC has policies and standards to protect us from doing business with customers involved in money laundering and related criminal activity.

Remember: Money laundering is conduct designed to disguise proceeds of criminal activity. PNC may be a target for persons or entities who want to make the proceeds of criminal activity look legitimate.

Employee Responsibilities | Anti-Money Laundering

> Always know the parties with whom you are conducting business and be sure to perform all required due diligence with respect to customers, clients, and business partners.

> Be alert for transactions which are inconsistent with usual business practices, or which do not match the customer's or client's normal pattern of activity.

> Never cooperate with efforts to evade reporting requirements. These efforts commonly include a series of fund transactions that individually are below the amount requiring disclosure.

> Know the procedures in your department for reporting suspicious activity pertaining to a customer or client, the source of their funds, or their transactions. These reporting mechanisms include Currency Transaction Report, Security Incident Report, and Suspicious Activity Report. You may also contact the Corporate Ethics Office to report suspicious activity.

Consult PNC's **Anti-Money Laundering (AML)** policies and program guidelines available on the PNC intraweb for additional information on the PNC AML compliance programs.

Glossary of Terms

BlackRock Securities – Any Security issued by BlackRock, Inc., including without limitation, Anthracite, Inc. and any closed-end mutual fund or real estate investment trust managed or advised by BlackRock, Inc. These do not include open-end mutual funds managed or advised by BlackRock, Inc.

Confidential Information – "Confidential Information" is information relating to PNC, its customers, clients, shareholders, directors, employees, and suppliers that is not publicly available. It includes but is not limited to: customer/client lists, prospect lists, and any listing of shareholders, employees, and suppliers; customer account or personal financial information; strategic business, marketing, project and financial information, and plans; price lists, sales methods, training and staffing models; information relating to mergers and acquisitions; contracts under negotiation; computer programs, system documentation, special hardware, software, and technology developments; manuals, formulas, processes, methods, machines, compositions, ideas, improvements, inventions, and other proprietary information and trade secrets; reports written to or by regulatory agencies; information designated as confidential, private, or privileged; security information, such as passwords, personal identification numbers (PINs), and electronic keys; employee payroll, benefit, health, performance, and other non-public information that is personal to the employee; Inside Information; and all other non-public information that might be of use to competitors, or harmful to PNC or its customers, if disclosed.

Day Trading – Buying and selling the same Securities during one calendar day.

Electronic Media – Electronic Media includes but is not limited to voicemail messaging ("Voicemail"), electronic mail systems ("E-mail"), the internet, the PNC intraweb, and electronic devices such as telephone systems, cellular phones, pagers, and facsimile machines.

Extended Family Member – Includes any Immediate Family Member plus any other parent, parent-in-law, brother, sister, brother and sister-in-law, children, and spouse of any children.

Immediate Family Member – Includes your spouse or domestic partner, any minor children, any older children living in your household or who rely primarily on you for financial support, and any other relatives (by blood, marriage or otherwise) living in your household.

Inside Information – Information that (a) relates to an issuer of Securities, such as information about its business operations or Securities, if a reasonable investor would consider the information important in determining whether to buy, sell, or hold such Securities; and (b) has not been disclosed to the public. To show that information is public, there must be evidence that it is widely disseminated. Information generally would be considered widely disseminated if it has been disclosed, for example, on the Dow Jones broad tape, news wire services such as AP or Reuters, or in newspapers or magazines of general circulation, or public disclosure documents filed with the Securities and Exchange Commission, such as prospectuses, proxy statements, and periodic reports. It is impossible to provide a complete list of Inside Information, but Inside Information may include:

- Unpublished financial reports or projections
- Information about current, proposed, or contemplated transactions, business plans, financial restructuring, or acquisition targets
- Dividend increases or decreases
- Extraordinary borrowing or liquidity problems
- Material defaults under agreements or actions by creditors, clients, or vendors relating to a company's credit standing
- Proposed or contemplated issuance, redemption, or repurchase of Securities or stock splits
- Significant expansions or contractions of operations, including acquisitions, mergers, divestures, and joint ventures, and purchases or sales of substantial assets
- Major new project developments
- Significant increases or decreases in business or information about major contracts
- Institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings
- Developments regarding a company's senior management

Other Employment – With the exception of outside director or officer positions and outside political positions, "other employment" is defined as any position outside of PNC, including self-employment, whether voluntary or paid.

PNC Securities – Any Security issued by The PNC Financial Services Group, Inc. or any subsidiary or a derivative of any such Security, including, without limitation, any closed-end mutual fund or real estate investment trust managed or advised by The PNC Financial Services Group, Inc. or any subsidiary. These do not include open-end mutual funds managed or advised by The PNC Financial Services Group, Inc. or any subsidiary.

Personal Investment Transaction – Any purchase, sale, pledge, or gift of Securities, which includes without limitation: common and preferred stock, partnership interests, limited partnership interests, and other debt and equity interests such as notes, bonds, or other evidence of indebtedness, warrants, options, futures, and other derivative instruments, whether or not such Securities are publicly traded.

Pre-Clearance – The prior approval of the Corporate Ethics Office and/or the appropriate compliance unit.

Restricted Employees – Employees that must comply with additional restrictions and procedures that govern Personal Investment Transactions.

Security – Any equity or debt interest. Examples include common and preferred stock, partnership interests, limited partnership interests, notes, bonds, and other evidence of indebtedness, options, warrants, futures, swaps, and other derivatives.

Short Selling – Selling Securities which you do not currently own, or selling Securities you currently own, but not closing out your position in those Securities ("selling short against the box").

Notification and Pre-Clearance Process

The process for seeking approval from the Corporate Ethics Office is detailed in the Ethics related polices. In most cases, you will be asked to submit a Notification/Approval Form available on the Ethics site of the PNC intraweb for notification and approval, and Pre-Clearance.



Key Contacts

Employees are reminded of their obligation to report any unethical business conduct and any known or suspected violation of the Code of Business Conduct and Ethics and related policies. Such reports may be made to any of the following:

> Your supervisor or manager

> The Employee Relations Information Center (ERIC) at **1-866-661-3742**

> The Corporate Ethics Office at **412-768-8507**

> The PNC Business Conduct and Ethics Hotline at **1-866-785-9753**

> The Corporate Ethics Office Mailbox at **Corporate.Ethics.Office@pnc.com**

Calls to the Hotline may be made anonymously.

Additional contacts for those departments referenced in the Code can be found on the Ethics site of the PNC intraweb.


PNC

Index

©2009 The PNC Financial Services Group, Inc.
All rights reserved. PNC Bank **Member FDIC**

Form 127615

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